Exhibit 10.39

Amendment No. 1 to

Restaurant Brands International Inc.

Amended and Restated 2014 Omnibus Incentive Plan

The Restaurant Brands International Inc. Amended and Restated 2014 Omnibus Incentive Plan is hereby amended to add a new Section 14(h) that reads as follows:

(h) Clawback; Forfeiture. Any Award granted pursuant to the Plan on or after January 1, 2017 will be subject to mandatory repayment or forfeiture, as applicable, by the Participant to the Company to the extent the Participant is, or in the future becomes, subject to (1) any Company “clawback” or recoupment policy adopted by the Board or the Committee, or (2) any law, rule or regulation which imposes mandatory recoupment, under the circumstances set forth in any such law, rule or regulation.

In addition, the Committee may reserve the right in an Award Agreement to cause a forfeiture of the gain realized by a Participant with respect to an award on account of actions taken by, or failed to be taken by, such Participant in violation or breach of, or in conflict with, any employment agreement, non-competition agreement, agreement prohibiting solicitation of employees or clients of the Company or any affiliate, confidentiality obligation with respect to the Company or any affiliate, Company policy or procedure (including the Company’s Code of Business Ethics and Conduct for Non-Restaurant Employees, Code of Ethics for Executive Officers and Insider Trading Policy), other agreement, or any other obligation of such Participant to the Company or any affiliate. The Committee may annul an outstanding Award if the Participant is terminated for “Cause” as defined in any applicable Award Agreement or as defined in any other agreement between the Company or such affiliate and such Participant, as applicable.